SECOND ADDENDUM

     SECOND ADDENDUM ("Second Addendum") to that certain Agreement and Plan of Reorganization dated April 28, 2000, as amended (the "Reorg Agreement"), by and among WALLSTREET RACING STABLES, INC., a Colorado corporation ("Wallstreet"), WRS MERGER CORP., a Colorado corporation and a wholly-owned subsidiary of Wallstreet ("Merger Sub"), the undersigned individuals or entities who are the principal shareholders of Wallstreet ("Wallstreet Principal Shareholders"), PIPELINE TECHNOLOGIES, INC., a Florida corporation ("Pipe") and the undersigned individuals or entities who are the principal shareholders of Pipe ("Pipe Shareholders;" all of the foregoing parties are sometimes hereafter referred to as the "Parties").

     WHEREAS, the Parties have entered into the Reorg Agreement contemplating the merger of Merger Sub with Pipe ("Merger"), such that Pipe would become a wholly-subsidiary of Wallstreet; and

     WHEREAS, the Parties previously contemplated closing the transactions contemplated by the Reorg Agreement on or about June 6, 2000, but in no event later than June 15, 2000; and

     WHEREAS, the Parties have determined that the Schedule 14f-1 previously filed with the Securities and Exchange Commission and mailed to the shareholders of Wallstreet should be amended, which filing necessitates delaying the closing under the Reorg Agreement; and

     WHEREAS, the parties have agreed to modify certain terms of the Reorg Agreement relating to the closing and other conditions.

     NOW, THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of this Second Addendum, and the covenants and conditions hereinafter set forth, the Parties hereby agree as follows:

          1. Upon the filing of the amended Schedule 14f-1, the Parties shall hold an escrow closing whereby necessary documents for closing will be executed by the Parties and delivered to the Escrow Agent (the "Escrow Closing").

          2. The events contemplated in the Reorg Agreement and documents executed at the Escrow Closing will not be effective or deemed delivered until completion of any remaining contingencies listed in the Escrow Agreement, but in no event less than ten days after the filing with the SEC of the amended Schedule 14f-1 (the "Effective Date").

          3. Section 1.2 of the Reorg Agreement is hereby amended to provide that the Closing Date (herein described as the Effective Date) shall be ten days after the filing of the amended Schedule 14f-1 with the SEC and the mailing of the same to the shareholders of Wallstreet, or if such date falls on a weekend or legal holiday, then on the next business day.


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          4.  Section 4.8 of the Reorg  Agreement  is hereby  amended to provide that Pipe shall pay to Wallstreet the amount of $62,500 (rather than $87,500) within three days prior to the Closing Date/Effective Date in cash or collectible funds. This $62,500 shall be fully refundable to Pipe if the Closing does not occur for any reason and the $72,500 previously paid by Pipe is nonrefundable in any event. The remaining provisions of that Section shall remain unchanged.

     5. Section 7.1(c) is hereby amended to provide that the Reorg Agreement may be terminated at any time prior to the Effective Time by either Wallstreet or Pipe if the Escrow Closing shall not have been consummated on before June 15, 2000.

     6. Except as set forth above, the remaining provisions of the Reorg Agreement shall remain unchanged.

     IN WITNESS WHEREOF, this Second Addendum has been signed by the parties set forth below as of the date set forth above.

WALLSTREET RACING STABLES, INC.                     WALLSTREET
                                                    SHAREHOLDERS:


By: /s/ Raymond E. McElhaney                        /s/ Raymond E. McElhaney
    -------------------------------                 ------------------------
    Raymond E. McElhaney, President                  Raymond E. McElhaney


WRS MERGER CORP.                                    /s/ Bill M. Conrad
                                                    -------------------
                                                    Bill M. Conrad


By: /s/ Raymond E. McElhaney                        PIPELINE
    -------------------------------                 SHAREHOLDERS:
    Raymond E. McElhaney, President

                                                    /s/ Timothy J.  Murtaugh
PIPELINE TECHNOLOGIES, INC.                         -------------------------
                                                    Timothy J. Murtaugh


By: /s/ Timothy J.  Murtaugh                        /s/ Robert L. Maige
    ---------------------------------------------   ----------------------
    Timothy J. Murtaugh, Chief Executive Officer    Robert L. Maige


                                                   /s/ Jeffrey Leach
                                                   -------------------------
                                                   Jeffrey Leach, President
                                                   LM Investment Group, Inc.

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